Statement of Work 86

To the Agreement between Kairos Pharmaceuticals Ltd and Lonza Sales AG dated 14th February 2008 (novated from Enviro Pharmaceuticals Inc. pursuant to a Novation Agreement dated 8th November 2025)

Number	86	
Product Code	TRC105 / ENV105	
Description of the proposed change:	Amend the existing Stage 7 under the Agreement. **Stage 7. cGMP Batch Campaign 1,000L (Slough)**	
Price Agreed	See Schedule 3	
Kairos Pharmaceuticals LTD.	Name: John S. Yu Signature: [signature]	Date: 27-March-2026
Lonza Sales AG	Name: Altekrueger Cordula Signature: DocuSigned by Altekrueger Cordula	Date: 19-Mar-2026 | 09:08:05 CET
Lonza Sales AG	Name: Marc Therrode Signature: DocuSigned by Marc Therrode	Date: 19-Mar-2026 | 08:58:49 CET

Stage 7. cGMP Batch Campaign 1,000L (Slough)

7.1. Objectives

- To manufacture Product in a stirred tank single-use bioreactor in accordance with the principles of cGMP based upon procedures established in previous Stages. Product to be produced as one (1) Batch.

7.2. Activities

- After receiving adequate testing data for virus, sterility, viability and mycoplasmas on the cell bank designated for manufacturing, recover cells from one (1) vial of the cell bank and expand culture sufficient to inoculate the fermentation system.
- Perform a stirred tank single use fermentation.
- Clarify fermentation contents by filtration.
- Purify filtrate.
- Sample for subsequent studies, as appropriate (eg, virus reduction studies).
- Take in process samples according to the sampling plan.
- Test Product against the cGMP Product Certificate of Analysis.
- Review Batch documentation.
- Provide the Customer with QA audited consolidated data packs for fermentation and purification.
- Disposition Product and issue Certificate of Analysis, as appropriate.

7.3. Deliverables

- Purified bulk Drug Substance
- Consolidated Batch record
- Typically, the consolidated Batch record includes:
  - Certificate of Analysis,
  - Certificate of Analysis attachments,
  - Certificate of Compliance,
  - Copies of Batch documentation used in the execution of the Manufacturing Process; inoculum, fermentation, purification, and final bulk fill.

7.4. Assumptions

- The Manufacturing Process will fit the current Facility operating conditions, durations and equipment. Should there be a requirement for additional equipment, processing time and/or other non-standard operability criteria this will be agreed by Lonza and the Customer.
- The duration in the production bioreactor will be up to a maximum of fifteen (15) days from inoculation up to and including harvest and all feeds can be applied through two (2) inlets.
- Pre-packed columns (PPC) will be used as standard for GMP manufacture. If this is not the case, alternative options are subject to discussion with Price and Terms to be agreed between Lonza and the Customer.
- The duration of the purification Process will be up to ten (10) days in purification (plus one (1) day in the post virus reduction filtration suite and one (1) day for bulk fill), certain volume, and titre restrictions apply.
- Shelf life will be set for all cGMP Batches. This will be assigned using Product-specific stability data, or Lonza generic shelf life will be applied, which requires assessment against pre-requisites. If no shelf life can be set, a minimum six (6) month shelf life will be assigned. Shelf life will be applied from the bulk fill.
- Customer may request Lonza to cryopreserve an end of production cell bank (EPC) and additional day of harvest samples from the fermentation for testing. Preparation and testing can be arranged and will be on additional terms to be agreed.
- The purification process comprises up to three (3) chromatography steps.
- Bulk fill is into bags as standard and certain volume, and titre restrictions apply.

- Extensive sampling may result in a lower than expected yield.
- Prior to subsequent batches, requirements (if any) for Manufacturing Process modifications may be reviewed. Any such Manufacturing Process modifications are subject to agreement between Lonza and Customer and may be subject to an amendment to this Agreement.
- Affinity Resins from the Manufacturing Process will be stored at Lonza until the manufacturer's expiration or the Lonza expiry date has been reached (whichever is sooner) as per Lonza policy. After this time, these Resins will be discarded or shipped to the Customer.
- Samples taken during manufacture and not used in subsequent Stages will be stored until the completion of this Stage at Lonza. After this time, these samples will be discarded or shipped to the Customer.

7.5. Estimated Duration

- Eighteen (18) week(s)

Schedule 3

Price and Terms of Payment

Price

In consideration for Lonza performing the Services as detailed in Schedule 2 Customer shall pay Lonza as follows:

Manufacturing

Stage	Name	Number of Batches	Price per Batch
7	**cGMP Batch Campaign 1,000L (Slough)**	1	GBP 1,300,000

Remarks:

- *Pricing assumes Lonza's standard Manufacturing Process durations apply. Additional days in downstream processing due to the intermediate UFDF requirement are charged at an additional cost as listed in the table below*

Stage	Name	Price for two (2) additional facility days
7	**cGMP Batch Campaign 1,000L (Slough)** – Optional additional days in facility	GBP 106,711.00

Remarks:

- *Pricing assumes previously performed Manufacturing Process was selected requiring two (2) additional days in facility. An additional two (2) days in downstream processing due to the intermediate UFDF requirement (total DSP = maximum of nine (9) days) are charged at an additional cost. To be determined and confirmed by customer prior to commencement of Stage 7.*

Raw Materials and/or Externals Estimates

Name	Unit/Amount	Indicative Cost
Raw & Consumables Estimate 1000L cGMP Batch (Slough) (excludes capture resin)	Per Batch	GBP 440,000
Resin & Membranes Estimate (20L capture resin) 1000L cGMP Batch (Slough)	Batch(es)	GBP 410,000

Remarks:

- *All costs are estimates and are subject to re-evaluation as the project progresses.*
- *Costs from External Laboratories and other third party contractors will be passed through to Kairos Pharmaceuticals with a 10% management fee for sample preparation, results processing and review.*
- *Raw Materials, consumables / disposables will be charged at cost (purchase price) plus a 15% Raw Materials Fee.*
- *It is assumed that pre-packed columns will be used as standard for GMP manufacture.*
- *Resin amount assumes a 10% overage for column packing, if required.*
- *The frequency of Resin and membrane exchange will be determined based on the validated Resin lifetime as well as quality operational requirements.*
- *Resins will be charged at cost (purchase price) plus a 15% handling fee.*
- *All Prices are exclusive of Customer specific Raw Materials, examples of which include (but not limited to): HPLC columns, antibody reagents and other assay reagents / kits. These will be notified to the Customer by Lonza in advance of purchase or use and invoiced together with Handling Fees.*
- *The estimated raw material and resin costs are based on data from historical cGMP batches executed at the target site and scale. While these estimates provide a useful benchmark, they may not fully reflect the specific requirements of your process. Final costs will be updated following the development of a Product-specific Bill of Materials and completion of at-scale process modelling.*

Payment and Delivery Terms

- *50% on start of each Service and 50% on completion of each Service.*
- *Specific subsets of Service may deviate regarding the payment schedule (e.g. stability studies, regulatory services, others).*
- *Payment Net 30 days after receipt of invoice*
- *External costs will be invoiced periodically or when the specific activity is complete.*